Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statements of RealPage, Inc. on Form S-3 of our report dated August 16, 2011 related to the financial statements of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) as of and for the years ended December 31, 2010 and 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the uncertainty of the ability of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) to continue as a going concern), appearing in the Current Report on Form 8-K/A of RealPage, Inc. dated November 4, 2011, incorporated by reference in this Registration Statement, and to the reference to us under the heading “Experts”.

/s/ Deloitte & Touche LLP

San Francisco, California

September 12, 2012